Exhibit 10.1 Amendment To License Agreement

Amendment To
License Agreement

This Amendment to that certain License Agreement with an Effective Date of 1 February 2008 (the "Agreement") made by and between Townsend Analytics, Ltd, ("Townsend") and Terra Nova Financial, LLC ("Terra Nova") witnesses that the parties hereby agree to revise and amend the Agreement as follows:

1.	Term. The current Term shall expire on December 31, 2009 and the renewal Term shall commence as of January 1, 2010 and shall continue for one (1) year. Thereafter, the term of this Agreement shall automatically renew for successive one year terms unless: (i) terminated earlier pursuant to the terms set forth in this Agreement; or (ii) either party receives written notice from the other party of non-renewal at least 50 days prior to the end of the then-current term. The initial term and each succeeding term shall be defined as "Term" for purposes of this Agreement.

2.	Change in Control. Terra Nova may not assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of Townsend. Further, upon the sale or other conveyance of more than 50% of the assets of or ownership interests in Terra Nova (whether in a single transaction or in a series of transactions), Townsend shall have the right to terminate this Agreement without payment or penalty upon not less than sixty (60) days prior written notice to Terra Nova.

3.	Money Laundering Representation. Terra Nova represents and warrants that it has established all anti-money laundering and sanctions compliance programs that it is required to establish by any applicable anti-money laundering and/or sanction law, including, without limitation (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the "USA PATRIOT Act") and the U.S. Department of the Treasury's Office of Foreign Assets Control (GFAC) sanctions); (ii) the rules and regulations thereunder and (iii) any related or similar rule, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the "Money Laundering Laws"). Terra Nova further represents and warrants that Terra Nova is not in violation of any Money laundering laws and has not engaged in or conspired to engage in any transaction that has the purpose of evading or avoiding, or has attempted to violate, any Money Laundering Laws. Violation of any of the above provisions may result in immediate termination of this Agreement.

4.	Fees. Schedule A attached to the Agreement shall be superseded and replaced by that Schedule A attached to this Amendment, effective as of 1 February 2010.

5.	Order Destinations. Schedule C attached to the Agreement shall be superseded and replaced by that Schedule C attached to this Amendment, effective as of 1 January 2010.

6.	Except as revised by the terms of this Amendment, the terms of the Agreement shall continue in full force and effect.

7.	The words, phrases and terms used in this Amendment shall have the same meaning and definition as when used in the Agreement unless explicitly defined otherwise herein.

Dated this 5th day of February, 2010.
Terra Nova Financial, LLC	Townsend Analytics, Ltd.

/s/ Raymond P. Burley	/s/ Stuart Breslow
Authorized Signature	Authorized Signature

Raymond P. Burley, President	Stuart Breslow, Chief Executive Officer
Print Name and Title

 26